Exhibit 10.23f

November 16, 2012

National Financial Partners Corp.

340 Madison Avenue

20th Floor

New York, NY 10173

Attn: Barry Griswell, Chairman of the Compensation Committee

Dear Barry,

Reference is made to the employment agreement (“Employment Agreement”) dated as of April 5, 1999, as amended and restated on February 15, 2005, by and between me and National Financial Partners Corp. (“NFP”). Capitalized terms used in this letter and not defined herein will have the meaning assigned to such terms in the Employment Agreement.

This letter is notice of my voluntary resignation without Good Reason of employment as Chief Executive Officer of NFP, pursuant to Section 4(e) of the Employment Agreement, effective as of May 17, 2013. I will take such reasonable actions as NFP requests to resign from any other positions that I hold as a result of serving as the Chief Executive Officer of NFP as of May 17, 2013, other than my positions as a member of the Board of Directors (the “Board”) and as the Non-Executive Chair of the Board, as described below. NFP and I agree that the attached outline summarizes the principal consequences of my voluntary resignation under the terms of the Employment Agreement and my outstanding equity awards.

NFP and I agree that prior to the 2013 annual shareholders meeting, the Nominating and Corporate Governance Committee of the Board will nominate me to serve as a member of the Board for the annual term commencing after the 2013 annual shareholders meeting and terminating upon the 2014 annual shareholders meeting (the “2013-2014 Term”). Provided the shareholders elect me as a member of the Board for the 2013-2014 Term, I will serve as Non-Executive Chair of the Board for that period, subject to removal or termination in accordance with NFP’s amended and restated by-laws. I will not stand for re-election to the Board following the end of the 2013-2014 Term. NFP and I agree that I will receive compensation at an annual rate of $200,000 for my service as Non-Executive Chair of the Board during the 2013-2014 Term, but I will not receive an equity grant in 2013 or 2014 in connection with that service. NFP and I further agree that I will be eligible to receive a cash bonus in respect of my service as Chief Executive Officer for the period of January 1 through May 17, 2013, as determined in the sole discretion of the compensation committee of the Board, to be payable at the same time the cash bonuses are paid to current employees of NFP, or, if earlier, upon my resignation from the Board. Finally, in connection with and effective upon my resignation, I agree to provide NFP with a full release of all known or unknown claims (subject to customary exceptions including for continuing D&O coverage and rights to indemnification pursuant to the Employment Agreement) so long as NFP also provides me with a release for all claims based on facts that the Board knew or should have known as of May 17, 2013.

NFP and I agree that any press releases or public statements by NFP between now and June 15, 2013 relating to my resignation will be subject to my reasonable review and approval, not to be unreasonably withheld or delayed.

Sincerely,

/s/ Jessica M. Bibliowicz
Jessica M. Bibliowicz

Acknowledged and Agreed on this 16th day of November, 2012

/s/ Barry Griswell
Barry Griswell
On behalf of the Compensation Committee of National Financial Partners

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